     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FEBRUARY 20, 1998
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------


                          NORRIS COMMUNICATIONS , INC.
                 (Name of small business issuer in its charter)
                            -------------------------


           DELAWARE                                          NONE
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                            -------------------------


                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (619) 679-1504
   (Address and telephone number of principal executive offices and principal place of business)

                            -------------------------


                           ELWOOD G. NORRIS, CHAIRMAN
                           NORRIS COMMUNICATIONS, INC.
                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (619) 679-1504
            (Name, address and telephone number of agent for service)

                                    Copy to:
                              CURT C. BARWICK, ESQ.
                         HIGHAM, MCCONNELL & DUNNING LLP
                           28202 CABOT ROAD, SUITE 450
                             LAGUNA NIGUEL, CA 92677
                             COUNSEL FOR THE COMPANY
                            -------------------------


                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
              SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                    REGISTRATION STATEMENT BECOMES EFFECTIVE.

        IF THE ONLY SECURITIES REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING
BOX: [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

                                                CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED              PROPOSED
                                                                         MAXIMUM              MAXIMUM
     TITLE OF EACH CLASS OF                       AMOUNT TO          OFFERING PRICE           AGGREGATE          REGISTRATION
SECURITIES TO BE REGISTERED                     BE REGISTERED           PER UNIT           OFFERING PRICE             FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock,$.001 par value                 36,661,766 SHARES         $0.085 (1)          $3,116,250 (1)            $920
TOTAL REGISTRATION FEE                                                                                               $920
TOTAL DUE                                                                                                            $920
===============================================================================================================================


(1) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the Common Stock on February 12, 1998, as reported by the OTC Bulletin Board, was $0.085.

        THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.


================================================================================

PROSPECTUS

               36,661,766 SHARES OF COMMON STOCK ($.001 PAR VALUE)

                           NORRIS COMMUNICATIONS, INC.


        This Prospectus relates to 36,661,766 shares of Common Stock, $.001 par value ("Common Stock") of Norris Communications, Inc., a Delaware corporation (the "Company"), heretofore issued to the persons listed as the Selling Shareholders. Such shares of Common Stock are being offered for the respective accounts of the Selling Shareholders, and will be sold from time to time by the Selling Shareholders in the national over-the-counter market or otherwise at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholders. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company.

        The shares of Common Stock offered hereby includes, without limitation, the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect of (i) 16,153,562 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants ("Warrants") issued in connection with the July and August 1996 private placements, (ii) 5,714,284 shares of Common Stock (subject to adjustment) issuable upon the conversion of Convertible Secured Promissory Notes ("Convertible Notes") issued in June 1997 and (iii) 14,036,206 shares of Common Stock issuable upon the conversion of Series A Redeemable Convertible Preferred Stock ("Series A Stock") (subject to adjustment) issued in September 1997. The number of shares issuable in such transactions is subject to adjustment and could be more or less than the estimated amount depending on factors which cannot be predicted by the Company at this time, including, among others, the market price of Common Stock which may be issued in the future and actual dates of exercise and conversion.

        The shares of Common Stock registered for resale hereby have been registered pursuant to the Company's obligations contained in written agreements with the Selling Shareholders. The Selling Shareholders may elect to sell all, a portion or none of the Common Stock offered by them hereunder which is only obtainable through the conversion of all or portion of the Warrants, Convertible Notes or Series A Stock.

THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE COMPANY HAS A HISTORY OF OPERATING LOSSES AND BASED ON THE CURRENT LEVEL OF EXPENDITURES AND ANTICIPATED ADDITIONAL EXPENDITURES, THE COMPANY DOES NOT HAVE SUFFICIENT FUNDS FOR THE NEXT TWELVE MONTHS. SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The shares offered hereby were acquired by the Selling Shareholders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the shares under the Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        The Common Stock is traded on the National Association of Securities Dealers, Inc. ("NASD") Electronic Bulletin Board ("OTC Bulletin Board") under
the symbol "NCII." On February   , 1998, the bid and asked prices per share, as
reported by the OTC Bulletin Board were $0.   and $0. , respectively.

                 The date of this Prospectus is February   , 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, such information may be accessed electronically at the Commission's web site on the Internet at www.sec.gov.

        The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements with a report thereon by independent public accountants after the end of each fiscal year. In addition, the Company will furnish to its shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997;

        (b) The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997;

        (c) The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1997;

        (d)     The Company's Current Report on Form 8-K dated September 10,
1997;

        (e)     The Company's Current Report on Form 8-K dated October 3,
1997;and

        (f) The Company's Quarterly Report on Form 10-QSB for the period ended December 31, 1997;and

        (g) The description of the Company's Common Stock contained in the Registration Statement on Form 10 filed with the Securities and Exchange Commission on December 13, 1992 pursuant to Section 12(g) of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Alfred H. Falk, President, Norris Communications, Inc., 13114 Evening Creek Drive, San Diego, California, 92128 (Telephone:
619/679-1504).

                                TABLE OF CONTENTS


The Company......................................................... 5

Risk Factors.........................................................6

Plan of Distribution................................................13

Selling Shareholders................................................14

Dividend Policy.....................................................16

Description of Securities...........................................16

Legal Matters.......................................................17

Experts.............................................................17

                                   THE COMPANY

        THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS - IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."

        The Company is a holding company which, through its wholly owned California subsidiary, Norris Communications, Inc. ("NCI"), is an innovator in developing and marketing advanced electronic product designs and technologies employing a rapidly growing non-volatile storage media (flash memory) for the portable computing, digital recording, mobile office and telecommunication markets. The Company is engaged in a single industry segment: the development, manufacture and marketing of electronic products and technologies. The Company is involved in (i) researching, developing and manufacturing products sold to major OEM (original equipment manufacturer) customers of digital voice recording and processing technology using flash storage media and (ii) marketing its MicroOS(TM) operating system technology, a proprietary method for information storage, manipulation and retrieval.

        The Company was started in 1988 based on technology that its founder, Elwood G. Norris, developed while researching and developing headset/microphone alternatives for NASA. The successful combination of a speaker and microphone was developed into the EarPHONE(TM) product line, now owned by JABRA Corporation ("JABRA") in which the Company holds an equity investment. The Company was incorporated under the Company Act (British Columbia), Canada on February 11, 1988 under the name 340520 B.C. Ltd. The Company changed its name to Norris Communications Corp. on April 7, 1988 and on November 22, 1994 the Company continued its jurisdiction of incorporation from British Columbia to the Yukon Territory. The Company further continued its jurisdiction of incorporation to Wyoming on August 30, 1996 and on September 4, 1996 reincorporated into Delaware under the name Norris Communications, Inc.

        In August 1989, the Company acquired Advanced Surface Mounted Devices, Inc., subsequently merged into NCI, establishing the Company as a regional full-service independent supplier of turnkey manufacturing of circuit board assemblies, systems and subsystems, to OEM's in the computer, defense, telecommunications and medical industries. The Company invested over $2.5 million in equipping a 31,000 square foot manufacturing and administrative facility. Prior to the late fiscal 1995 launch of the Company's first information storage and retrieval technology product, a personal digital recorder, ASMD's contract manufacturing services accounted for substantially all of the Company's revenues. In January 1996, due to the startup of the manufacturing of the Company's proprietary FLASHBACK recorder in the facility, the Company scaled back outside contract manufacturing services. During fiscal 1997 the Company substantially reduced FLASHBACK production and terminated contract manufacturing taking a $2.2 million restructuring charge. The Company during the same period also discontinued retail marketing of FLASHBACK products in favor of private labeling for OEM customers to sell.

        As of the date hereof the Company has completed its restructuring by selling most of its contract manufacturing equipment, moving to a smaller facility more suited for its operations and disposing of or making allowances for excess and obsolete inventory. The Company has dramatically reduced its monthly operating expenditures from an average of $540,000 during fiscal 1997 to approximately $130,000 currently. In November 1996, the Company entered into an OEM contract with Sanyo Information Systems U.K. Ltd. (extended into the rest of Europe with Sanyo Buro-Electronic Europa) (collectively "Sanyo") and in January 1997 entered into an OEM and development contract with Lanier Worldwide, Inc. ("Lanier"). Management believes it has substantially completed the transition from a manufacturing and sales organization to an OEM provider of technology, product development services, and technology licensing. The Company, as a consequence, anticipates that the majority of its future revenues will be from license and royalty fees, private label agreements for the Company's FLASHBACK family of products and from contract development services for custom digital products.

        The Company also holds as an investment 62,000 common shares (less than 5%) of JABRA. JABRA is a former wholly-owned subsidiary of which control was sold in 1993. JABRA is a developer and manufacturer of communication products for desktop, mobile and wireless applications.

        The address of the Company's principal executive office is 13114 Evening Creek Drive South, San Diego, California 92128, and its telephone number is
(619) 679-1504. The Company's primary operating facilities are located at that address. Its Internet site is located at www.norriscomm.com.

                                  RISK FACTORS


        THE SECURITIES WHICH ARE OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY, IN ADDITION TO THE INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

        Dependence Upon New Product and Technology. An investment in the securities offered hereby must be considered an investment risk due to the nature of the Company's business, the industry in which it is operating, and the present stage of its development. The scale and scope of the Company's business is changing. Historically, a majority of the Company's revenues have been derived from its contract manufacturing business, which was discontinued in fiscal 1997, and from direct sales of the Company's FLASHBACK family of products. The Company has completed the transition from a manufacturing and sales organization to an OEM provider of technology, product development services and technology licensing. The Company's future growth, as a consequence, is greatly dependent upon the successful marketing of the FLASHBACK family of products and related technology (through existing OEM relationships and new relationships) and contract development services for custom digital products. The Company's performance will be dependent upon the risks that are inherent in any business venture that is undergoing a major change in the scope of its operations, certain specific risks that are discussed below, future events and developments, and changes in the Company's policies and methods of operations in the future.

        No Established Market for New Products. The Company has developed a proprietary technology which is used in its FLASHBACK MOBILE OFFICE. The FLASHBACK MOBILE OFFICE is currently sold on an OEM basis through Sanyo in the United Kingdom, Germany, France and elsewhere in Europe. As of December 31, 1997, relatively few sales have occurred, a limited number of written purchase orders have been received and no established market for the Company's products exists. There can be no assurance that Sanyo will be successful in distributing the products in Europe or continue to order from the Company or that such products will be favorably accepted by the marketplace or that significant sales of such product will occur.

        Significant Losses From Operations. The Company has incurred operating losses in six of its past seven fiscal years with operating losses from continuing operations of $8,725,000, $7,945,000, $7,142,000, $2,442,000,
$4,427,000 and $236,000 for the fiscal years ended March 31, 1997, March 31, 1996, March 31, 1995, March 31, 1994, March 31, 1993 and March 31, 1991,
respectively. The Company, additionally, has reported an operating loss for the period ended December 31, 1997 of $781,789. The Company's losses are expected to continue until such time as the Company is able to sell the FLASHBACK family of products in commercial quantities and/or increase license and royalty fees from OEM contracts and development services. No assurance can be given as to the Company's ability to accomplish the foregoing. The Company's inability to accomplish the foregoing would have a material adverse effect upon the Company's ability to operate profitably, and may force the Company to reduce or curtail operations. The Company is also subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, no assurance can be given that the Company can or will report operating profits in the future.

        Possible Inability to Continue as a Going Concern. The Company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing, losses from operations and cash flow deficits, (ii) substantial inventory and material decline in inventory turnover, (iii) material net losses and cash flow deficits from operations during fiscal 1996 and fiscal 1997 and (iv) the possibility that the Company may be unable to meet its debts as they come due, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to obtain adequate financing and achieve a level of revenues, adequate to support the Company's capital requirements, as to which no assurance can be given. In the event the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

        Management's Plans for Improving Operations. Management has undertaken steps as part of a plan to improve operations with the goal of sustaining Company operations for the next twelve months and beyond. These steps include
(i) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product,
(ii) expanding the Company's private label product offering by introducing VOICELINK and MOBILE OFFICE products, (iii) focusing sales and marketing on the OEM markets, and (iv) controlling overhead and expenses. There can be no assurance the Company can attain profitable operations in the future.

        Substantial Working Capital Requirements. At December 31, 1997, the Company had working capital of $0.9 million, compared to working capital deficit of $0.6 million at March 31, 1997. The Company had approximately $1.6 million of working capital invested in inventories at December 31, 1997 similar to the level of inventories at March 31, 1997. The increase in working capital is a result of the issuance of preferred stock and long term notes as well as the settlement of an accrued lease obligation through the issuance of a three year term note offset by the Company's continuing losses and including a $0.4 million reduction in accounts payable and accrued liabilities and a $0.2 million change in development contract components. At December 31, 1997, the Company had no bank lines of credit or related financing facilities and $0.6 million in long term debt. Given the Company's cash position and assuming the rate of revenues and expenditures and level of operations after the restructuring, the Company will require additional capital within the next twelve months to meet its debts as they become due and to continue as a going concern. The Company is currently financing its operations from the sale of inventory and from funds received from OEM and contract development agreements. The Company estimates that at current expenditure levels and projected working capital requirements it will require a minimum of an additional $0.9 million to continue operating for the next twelve months. The existing OEM and licensing business may be able to generate some of the additional funding required depending on the ability of OEM and licensing activities to generate revenues, however there can be no assurance thereof. The Company is currently pursuing various alternatives to meet its needs for additional capital. There can be no assurance the Company will be successful and any such financing may be dilutive to current shareholders. The failure to raise additional funds could have a material adverse effect on the Company and could force the Company to further reduce or curtail operations. The Company may, from time to time, seek additional funds through lines of credit, public or private debt or equity financing. The Company estimates that it will require additional capital to finance future developments and improvements to its technology. There can be no assurances that additional capital will be available when needed.

        Possible Contingent Liability-Under Federal and State Securities Law. The Company may have a liability to certain of the Selling Shareholders due to a possible violation of Securities and Exchange Commission Rule 502(c) and comparable state securities rules and regulations which prohibit an issuer from selling securities in a private placement by any form of general solicitation or general advertising. This violation, in turn, could cause the Company to be in violation of Section 5 of the Securities Act which prohibits the sale of securities pursuant to a prospectus that does not satisfy the requirements of the Securities Act. Such violations, if deemed to occur, could give rise to a private right of action by the Selling Shareholders against the Company for rescission and/or damages.

        Potential Detrimental Effect on the Company. If all of the Selling Shareholders were to exercise their rights, assuming a violation, and seek to rescind their purchases of Common Stock (sold at a per share price of $0.69-$0.70 per share and Warrants sold at face value and exercisable into Common Stock at a 30% discount to the average sales price per share for the five trading days preceding the date of exercise), the Company would have to return approximately $5,670,000 to such shareholders, plus interest. If the Company did not have sufficient working capital to satisfy its obligation to repurchase such securities, the Company would have to borrow the necessary funds. If it is unable to borrow funds, the Company would have to sell assets to satisfy its obligation. Given the Company's historic reliance upon debt and new equity to fund the continuing losses from operations and cash flow deficits and its possible present inability to continue as a going concern, such liability, if it occurs, could require the Company to seek protection from its creditors by filing a voluntary petition in bankruptcy. The closing price for the Common Stock on February __, 1998 was $0.__.

        Release and Waiver Agreements. The Company has provided each of the Selling Shareholders with agreements providing notice of the possible violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation or general advertising and has requested that each Selling Shareholder forego any private right of action that such Selling Shareholder may have as a result of such possible violation. In connection therewith, Selling Shareholders with aggregate purchases of Common Stock and Warrants equal to $5,420,000 upon request, without payment or other monetary inducement, have executed written releases and waivers with respect thereto, effectively reducing the possible liability to approximately $250,000. While the Company believes that other exemptions and defenses may be available in the event of violation of Rule 502(c), there can be no assurance that the Selling Shareholder who has elected not to release the Company will not commence litigation against the Company or that an unfavorable decision in such litigation will not materially adversely affect the Company.

        Enforceability. It is possible that the release and waiver agreements could be challenged at some later date by a Selling Shareholder on grounds of enforceability (i.e., that such agreements are unenforceable under federal or state law) or because individual state securities laws were not specifically referenced. Although the Company has no present reason to believe that the release and waiver agreements are not enforceable, a contrary finding by a federal or state court may result in a continuing risk of potential liability to other Selling Shareholders.

        Limited Release. The releases and waivers provided by the Selling Shareholders were limited to any private right of action which such shareholders may have had as a result of any violation of federal and state securities laws prohibiting an issuer from selling securities in a private placement by any form of general solicitation. Such releases and waivers, as a result, will not be applicable as a defense to other claims under the securities laws which, at a later date, may be asserted, including fraud liability for false and misleading statements in the Prospectus.

        Competition. The market for electronics products is intensely competitive and has been affected by foreign competition. The Company competes and expects to compete with a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources than the Company. In addition, the industry in which the Company competes has been characterized in recent years by rapid and significant technological changes and frequent new product introductions. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. The ability of the Company to compete successfully will depend in large measure on its ability to maintain its capabilities in connection with upgrading its products and quality control procedures and to adapt to technological changes and advances in the industry. In addition, the Company's FLASHBACK product competes with a number of conventional tape recording devices, and has to compete in an established market with a technology that is not compatible with the present standard in such market. The major manufacturers of micro cassette recorders which are the most competitive include Thomson (GE), Olympus, Panasonic, Sanyo and Sony. There can be no assurance that the Company will be able to keep pace with the technological demands of the marketplace or successfully enhance its products or develop new products which are compatible with the products of the electronics industry.

        Product Line; Reliance on Major Customers. The Company has recently completed a transition from a manufacturing and sales organization to an OEM provider of technology, product development services and technology licensing. As a result of this restructuring and change in the source of revenues, comparisons to prior results are less meaningful and prior operating results are not indicative of future results. Moreover, demand for the Company's private labeled FLASHBACK products is uncertain as the Company's OEM customers are in the early stages of entering various marketing channels. Sales are expected to be subject to significant month to month variability resulting from the limited market penetration achieved to date and the seasonal nature of demand for consumer electronic products. The markets for consumer electronic products are subject to rapidly changing customer tastes and its OEM customers face a high level of competition. Demand for FLASHBACK products and technology is expected to be influenced by marketing and advertising expenditures, product positioning in retail outlets, technological developments and general economic conditions. Because these factors can change rapidly, customer demand can also shift quickly. The Company may not be able to respond to changes in customer demand because of the time required to change or introduce products, production limitations and limited financial resources. Any failure to manufacture and sell the FLASHBACK products in commercial quantities will have a material adverse effect on the Company and jeopardize its ability to continue as a going concern. See "Possible Inability to Continue as a Going Concern." Moreover, a substantial portion of the Company's revenues have been derived primarily from a limited number of customers. For the nine month period ended December 31, 1997, sales of the Company's FLASHBACK product to Sanyo and provision of contract development services to Lanier accounted for approximately 87% of its revenues. There can be no assurance that any such customers will continue to purchase FLASHBACK products or development services from the Company in the future. The loss of certain large customers or a decline in the economic prospects of such customers would have a material adverse effect on the Company.

        Dependence Upon Major Suppliers. In the past the Company "box-built" its FLASHBACK product from parts and electronic components purchased from regular distribution channels. The Company owns its own tooling and although plastic cases have been produced by one supplier, other suppliers exist to supply plastic parts. Delays could occur, however, should the Company be required to change suppliers. The Company is currently reliant on DSP Group, Inc., a sole source supplier, for one key electronic component produced to the Company's specifications. Although other suppliers of the basic component exist, additional time would be required to modify components to meet the Company's specifications, and any delays could have an adverse impact on the Company's results of operations. The Company believes there are secondary suppliers of components such that it is not otherwise reliant on one supplier, although delays could result should the Company be required to change suppliers of longer lead time components. Delays could also result from component shortages, which are common to the electronics industry. The occurrence of any such events could have a material adverse impact on the Company's operations.

        The Company's business is subject to the risk of price fluctuations and periodic shortages of components. The Company has no supply agreements with its suppliers and, accordingly, purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary components to the Company could adversely affect the Company's ability to manufacture and deliver products on a timely and competitive basis.

        Dependence on Contract Manufacturer. To date, the Company's sales of FLASHBACK products to Sanyo have been from existing inventory. Continued future sales of FLASHBACK products to Sanyo or others and the sale of future products pursuant to the Lanier development agreement, if any, requires that the Company establish a contract manufacturing arrangement with one or more assemblers of electronic components. Thereafter, the Company will be dependent on such party or parties to assemble products for the Company's customers. Failure to establish a relationship on acceptable terms could have an adverse effect on the Company's operations.

        Limited Marketing Capability. The Company has limited marketing capabilities and resources and is primarily dependent upon in-house employees for the marketing and sale of its private labeled FLASHBACK product and its OEM and licensing business. Attracting new OEM customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for the Company's products and technology. There can be no assurance that the Company's marketing efforts will be successful or result in significantly increased levels of revenues.

        Reliance on Key Employees. The Company is currently dependent upon the continued support and involvement of existing management, some of whom do not have employment contracts. The loss of members of existing management would severely curtail the Company's ability to operate and implement its business plan. Elwood Norris serves as a director of two other companies. As such, he currently devotes only part-time services to the Company (approximately 20 hours per week). The Company may need to hire additional skilled personnel, including additional engineers, to support the anticipated growth in its business. The inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business.

        Certain Transactions/Conflict of Interest. Elwood Norris, the Chairman of the Board and a Director of the Company, is also a director of American Technology Corporation ("ATC"). He is the beneficial owner of approximately 29% of the issued and outstanding shares of ATC. Robert Putnam, the Secretary and a Director of the Company, is also a Vice President and Treasurer of ATC. Mr. Putnam is the beneficial owner of approximately 4% of the issued and outstanding shares of ATC.

As a result of their ownership and involvement with ATC, Mr. Norris and Mr. Putnam have in the past, and may in the future, devote a substantial portion of their time to their other endeavors.

        Unpredictable Product Acceptance. The Company's sales and marketing strategy contemplates sales of its existing private label FLASHBACK products and related companion products (upon completion of their development), to the electronics and computer software markets, including sales to markets through its OEM customers yet to be established. The failure of the Company's OEM customers to penetrate their projected markets would have a material adverse effect upon the Company's operations and prospects. Market acceptance of the Company's private label products will depend in part upon the ability of the Company to demonstrate the advantages of its products over competing products.

        Technological Obsolescence. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render the Company's proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and methods of manufacture and to develop new products and methods. There can be no assurance that the Company will succeed with these efforts. Moreover, there can be no assurance that the Company will be able to overcome the obstacles necessary to complete its proposed products or that other products will not be developed which would render the Company's proposed products obsolete.

        Protection of Proprietary Information. The Company owns one patent protecting its products. The Company has applied for additional multiple patents for its FLASHBACK technology, but there is no assurance that any additional patents will be awarded. The Company has received notification of allowance from the United States Patent and Trademark Office for use of FLASHBACK as a registered trade name. Other trade names are owned by the Company and applications for registration of additional trade names are pending. The Company does not own any copyrights. The Company treats its technical data as confidential and relies on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company. With respect to patented products, there can be no assurance that the Company will be able to identify, and successfully prosecute, infringements of such patents. The Company may receive in the future communications from third parties asserting that the Company's products infringe the proprietary rights of third parties. There can be no assurance that any such claims would not result in protracted and costly litigation. There can be no assurance that any particular aspect of the Company's technology will not be found to infringe the products of other companies. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology useful or necessary to the Company's business. The extent to which the Company may be required to seek licenses under such proprietary rights of third parties and the cost or availability of such license, cannot be predicted. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its proposed products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms.

        Lack of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain any future earnings to fund the development and growth of its business.

        NASDAQ Listing Requirements; Risk of Low-Price Securities. The Securities and Exchange Commission (the "Commission") approved rules imposing more stringent criteria for the listing of securities on NASDAQ, including total assets and net worth requirements of $4,000,000 and $2,000,000, respectively. The Company does not currently satisfy NASDAQ's listing criteria and trading is and will be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board. As a consequence, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

        In addition, the Common Stock is subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell their securities in the secondary market.

        The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock in the account and information on the limited market in penny stocks. While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

        Recent Sales of Securities; Possible Future Dilution. During fiscal 1997, the Company received $3,396,505 from the issuance and sale of Warrants net of offering costs of $409,395. The original terms of the Warrants provided that the face amount of the Warrants or $3,805,900 was exercisable, without further cash payment, into shares of Common Stock of the Company at the lessor of: $0.70 per share (with respect to $805,900 of Warrants) and $0.69125 per share (with respect to $3,000,000 of Warrants) or a 30% discount to the five day moving average bid price of the shares on the day prior to exercise with the exercise price of the Warrants further discounted by 7% per year until the Warrants are exercised. In September 1997, the remaining three Warrant holders executed Amendment No. 1 to Stock Purchase Warrants. Among other terms, the Amendment fixes the exercise price at $0.0875 per share subject to certain adjustments. The fixed price of $0.0875 per share may be adjusted down (i) to 80% of the market price following certain changes in the Company's Common Stock including a reverse stock split, and (ii) to the price at which new securities are issued if at a price below $0.0875 per share. At the fixed price of $0.0875 per share the remaining Warrants ($1.0 million, as adjusted) are convertible into approximately 14.6 million shares as of January 31, 1998. The number of shares issuable further increases by 7% per annum. The original expiration of the Warrants was in July and August 1999, however, such date was extended to January 2000 due to the temporary lack of authorized but unissued shares of Common Stock.

        In June 1997, the Company issued secured notes which bear interest at 12%, payable quarterly. The notes are collateralized by the Company's issued and pending patents and the FLASHBACK technology. The notes are then convertible at the lowest Warrant conversion price used by the Warrant holders (currently $0.0875 per share), subject to certain future adjustments. Upon conversion, the note holders will receive a stock purchase warrant exercisable into the same number of shares as converted at the conversion price for a period of three years. On January 31, 1998, the notes were convertible into approximately 5.7 million shares of Common Stock with warrants exercisable into a like number of shares at $0.0875 per share for three years.

        During September 1997, the Company sold 82,000 shares of Series A Stock at $10.00 per share or $820,000 with net proceeds of $782,500. Subsequent to September 30, 1997 the Company sold an additional 17,500 shares for gross proceeds of $175,000. The Series A Stock is convertible into shares of Common Stock computed by dividing $10.00 plus accrued and unpaid dividends by the lesser of (i) $0.0875 or (ii) 80% of the average closing bid price for the Common Stock for the ten trading days immediately following any and each distribution in shares, subdivision, split up, combination, reclassification, or other change in Common Stock. The Company is required to redeem the Series A Stock on September 1, 2000 ("Mandatory Redemption Date") and upon the occurrence of certain other events. The Company may redeem the Series A Stock earlier at a redemption price of $10.00 per share plus accrued and unpaid dividends if there are sufficient shares available for conversion of the Series A Stock, otherwise the redemption price is equal to the greater of (i) $10.00 per share plus accrued and unpaid dividends. On January 31, 1998, the outstanding shares of Series A Stock were convertible into approximately 11.7 million shares of Common Stock.

        The conversion or exercise of these securities could be dilutive and the potential dilution to existing stockholders could be material.

        Volatility of Stock Price. To date, the price of the Company's Common Stock has been extremely volatile. The Company believes that future announcements concerning the Company, its competitors or its principal customers, including technological innovations, new product introductions, governmental regulations, litigation or changes in operating results, may cause the market price of the Common Stock to fluctuate substantially in the future. Trading in the Company's Common Stock is currently conducted in the over-the-counter market on the OTC Bulletin Board or in what are commonly referred to as the "pink sheets." As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. Sales of substantial amounts of the Company's outstanding Common Stock in the public market could materially adversely affect the market price of the Common Stock. Further, in recent years the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These fluctuations as well as general economic, political and market conditions such as recessions or international currency fluctuations, may materially adversely affect the market price of the Common Stock. See "Risk Factors - Recent Sales of Securities; Possible Future Dilution."

        Important Factors Related to Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus may include or relate to (i) re-focusing the Company on a family of products, technology components and software and not having the Company be reliant on a single recorder product;
(ii) expanding the retail product offering by introducing a computer interface VOICELINK which allows the FLASHBACK recorder to interact with a personal computer, and communicate with other computers via the internet; (iii) repositioning the core retail product, the FLASHBACK recorder, at the computer peripheral and telephony markets; (iv) building a sales and marketing infrastructure to focus on the computer retail and OEM markets; (v) upgrading and expanding the management team; (vi) development of appropriate technology and the ability of the Company to enforce its patent or obtain additional patents; (vii) increasing sales through the introduction and development of new products and product lines; (viii) success of marketing initiatives to be undertaken by the Company; (ix) increasing distribution through expansion of the Company's network of distributors and its customer base; (x) success of the Company in forecasting demand for particular products and its success in establishing production and delivery schedules and forecasts which accurately anticipate and respond to market demand; (xi) success in expanding the Company's market through increasing sales to large regional and national distributor accounts; and (xii) success of the Company in achieving increases in net sales such that cost of goods sold and selling, general and administrative expenses may decrease as a percentage of net sales.

        The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that the Company will continue to design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer peripheral and telephony markets will not change materially or adversely, that the computer peripheral and telephony markets will continue to experience steady growth, that demand for the Company's products will increase, that the Company will obtain and/or retain existing distributors and key management personnel, that inventory risks due to shifts in market demand will be minimized, that the Company's forecast will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause the Company's net sales or net income (or loss), or growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                              PLAN OF DISTRIBUTION

        Each Selling Shareholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. The Selling Shareholders have advised the Company that sales of shares of Common Stock may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or cash transactions. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities including liabilities arising under the Securities Act.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act. Selling Shareholders also may use Rule 144 under the Securities Act to sell such securities, if they meet the criteria and conform to the requirements of such Rule.

        The Selling Shareholders are not restricted as to the price or prices at which they may sell their shares of Common Stock. Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not bid for or purchase shares of Common Stock during a period which commences one business day (5 business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchase and sales of shares of the Company's Common Stock by such Selling Shareholder. The Company will not receive any proceeds from any sales of the shares.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information with respect to the Selling Shareholders. Except as set forth below, none of the Selling Shareholders is currently an affiliate of the Company, and none of them has had a material relationship with the Company during the past three years.


                                             Common
                                             Shares                                                            Common Shares
                                          Beneficially                                                          Beneficially
                                              Owned        Maximum Common Shares Issuable to     Maximum           Owned
                                             Before                     Holders of              Number of          After
                                          Offering (1)     ----------------------------------     Shares        Offering (6)
                                      ------------------   Warrants   Convertible  Preferred     Offered     -----------------
        Name                            Number       %        (2)       Notes (3)   Stock (4)  For Sale (5)    Number      %
        ----                          ---------     ----  ----------  -----------  ----------  -----------   ---------    ----
Gross Foundation, Inc.                3,142,640     5.6%  11,403,882           0            0   11,403,882   3,142,640    3.4%
Kolel Zera Kodesh                             0     0.0%     567,906           0            0      567,906           0    0.0%
Madison Trading, Inc.                   450,000     0.8%   4,181,774           0            0    4,181,774     450,000    0.5%
CCL Holdings (USA) Ltd.                       0     0.0%           0     285,714            0      285,714           0    0.0%
R. Kirk Avery                                 0     0.8%           0     285,714      705,063      990,777           0    0.0%
Canusa Trading Ltd.                           0     0.0%           0   1,428,571    1,058,983    2,487,554           0    0.0%
ZZYZX Technology Ltd.                         0     0.0%           0   1,142,857            0    1,142,857           0    0.0%
Neo Optics Ltd.                               0     0.0%           0   1,142,857    1,058,983    2,201,840           0    0.0%
D.J. Melvin & Associates Inc.                 0     0.0%           0     285,714      352,537      638,251           0    0.0%
James C. Zolin & Josephine M. Zolin      14,000     0.0%           0     400,000            0      400,000      14,000    0.0%
Wayne Opperman                                0     0.0%           0     285,714            0      285,714           0    0.0%
Richard G. Daniels & Mary E. Daniels          0     0.0%           0     457,143            0      457,143           0    0.0%
CCL Pacific Ltd.                              0     0.0%           0           0    2,825,771    2,825,771           0    0.0%
Taishin Company (Hong Kong) Ltd.              0     0.0%           0           0    2,119,326    2,119,326           0    0.0%
Jerry E. Polis Family Trust                   0     0.0%           0           0      705,063      705,063           0    0.0%
MES Group, Inc.                               0     0.0%           0           0      352,537      352,537           0    0.0%
John C. Roemer                                0     0.0%           0           0      493,543      493,543           0    0.0%
Barbara C. Roemer                             0     0.0%           0           0      705,063      705,063           0    0.0%
R. Hartman Roemer                             0     0.0%           0           0      352,537      352,537           0    0.0%
Stephen & Katherine Roemer                    0     0.0%           0           0      493,543      493,543           0    0.0%
Robert G. Brito & Katie Dunahoo               0     0.0%           0           0      352,537      352,537           0    0.0%
Tia Ltd.                                      0     0.0%           0           0      703,063      703,063           0    0.0%
Paril Holding                                 0     0.0%           0           0    1,054,594    1,054,594           0    0.0%
Arcadia Mutual Fund Inc.                      0     0.0%           0           0      703,063      703,063           0    0.0%
Higham, McConnell & Dunning LLP         757,714     1.3%           0           0            0      757,714           0    0.0%

                                      ---------           ----------   ---------   ----------   ----------   ---------
    Total                             4,364,354           16,153,562   5,714,284   14,036,206   36,661,766   3,606,640
                                      =========           ==========   =========   ==========   ==========   =========


(1) Based upon a review of a shareholder transcript prepared by the Company as of January 14, 1998 and other information available to the Company or provided by the Selling Shareholder. There can be no assurance that Selling Shareholders do not beneficially own shares in addition to those listed herein. This column excludes any shares beneficially owned which are issuable upon exercise of Warrants or conversion of Convertible Notes and Series A Stock.

(2) Represents shares issuable upon the exercise of $1,012,956 face value of Warrants beneficially owned by such persons assuming a fixed exercise price of $0.0875 per share of Common Stock, or 11,576,640 shares. Includes up to 2,788,543 shares of Common Stock issuable at a discount (7% per annum) assuming the Warrants are held to the end of their term in January 2000. Also includes 1,788,379 shares of Common Stock issuable for private placement penalties due to registration delays. The actual number of shares of Common Stock issuable on exercise as a result of the discount may be less if exercise occurs prior to the expiration date of the Warrants. The exercise price of $0.0875 per share may be adjusted down (i) to 80% of the market price following certain changes in the Company's Common Stock including a reverse split, and (ii) to the price at which new securities are issued if at a price below $0.0875 per share. In such case the shares issuable on exercise would increase. Qualifying Selling Shareholders may elect to exercise all or a portion of the Warrants but no Selling Shareholder can exercise Warrants such that they would beneficially own more than 10% of the Company's outstanding shares of Common Stock.

(3) Assumes conversion of $500,000 of Convertible Notes at $0.0875 per share of Common Stock. The conversion price of $0.0875 per share of Common Stock may be adjusted down to 70% of the average market price upon a distribution in shares, subdivision, split-up, combination, reclassification or other change in Common Stock. In such case the shares issuable on conversion would increase.

(4) Assumes conversion of 99,500 shares of Series A Stock, with the per share conversion price determined by dividing $10.00 per share of Preferred Stock plus a sum equal to accrued but unpaid dividends (or a premium amount equivalent thereto) by $0.0875. For purposes of computing the maximum number of shares issuable, dividends have been accrued to the latest redemption date of September 1, 2000. The actual number of shares of Common Stock issuable for dividends may be less if conversion occurs prior to such redemption date. The conversion factor of $0.0875 may be adjusted down to 80% of the average market price upon a distribution in shares, subdivision, split-up, combination, reclassification or other change in Common Stock. In such case the shares issuable on conversion would increase.

(5) Includes the issuance of the maximum shares on exercise of the Warrants and conversion of the Convertible Notes and Series A Stock assuming a price factor of $0.0875 (see Notes 2, 3 and 4).

(6) Assumes the issuance by the Company and sale of all shares of Common Stock covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will exercise or convert the securities or sell any or all of the shares of common stock offered by them hereunder.


                                 DIVIDEND POLICY

        The Company has never declared or paid any cash dividends on its Common Stock and does not currently intend to do so. The Company intends to retain any future earnings to support the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the Board of Directors.

                            DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock $.001 per share par value, and 5,000,000 shares of preferred stock, $.001 per share par value ("Preferred Stock"). As of January 31, 1998 there were 56,413,405 shares of Common Stock issued and outstanding and 99,500 shares of Preferred Stock are outstanding.

        Common Stock. Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the shareholders of the Company. Holders of Common Stock do not have cumulative voting rights; therefore, the holders of a simple majority of the outstanding shares of Common Stock will have the right to elect all of the Company's directors. Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Company's Board of Directors and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of the liquidation, dissolution or winding up of the Company, in each case subject to the rights of the holders of any Preferred Stock issued by the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

        Preferred Stock. The Company's Board of Directors has the authority without further action by the stockholders of the Company to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares. The issuance of Preferred Stock could adversely affect the voting power and economic rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

        During September 1997, the first series, consisting of up to 100,000 shares, was designated by the Board of Directors as Series A. The Series A Stock has voting rights equal to the number of shares of Common Stock into which the

Series A Stock is convertible. Dividends of 8% per annum are cumulative and may be payable in cash or shares of Common Stock, at the Company's election. The Series A Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends, with no participation after the preference is paid. The Series A Stock is convertible into shares of Common Stock computed by dividing $10.00 plus accrued and unpaid dividends by the lesser of (i) $0.0875 or (ii) 80% of the average closing bid price for the Common Stock for the ten trading days immediately following any and each distribution in shares, subdivision, split up, combination, reclassification, or other change in Common Stock. The Company is required to redeem the Series A Stock on September 1, 2000 ("Mandatory Redemption Date") and upon the occurrence of certain other events. The Company may redeem the Series A Stock earlier only if there are sufficient shares available for conversion of the Series A Stock. The redemption price is $10.00 per share plus accrued and unpaid dividends.

        California Law. The Company may be a "quasi-California corporation" within the meaning of Chapter 21 of the California Corporations Code. This would be the case if the average of its property factor, payroll factor and sales factor (as defined in the California Revenue and Taxation Code) is more than fifty percent (50%), and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. If a corporation is a quasi-California corporation, California law provides that certain portions of the California Corporations Code shall govern it, to the exclusion of the law of the true jurisdiction of incorporation (Delaware). One such provision is
Section 708, pertaining to cumulative voting for directors.

        Under Section 708, if any shareholder gives notice at a meeting, prior to voting for directors, of his intention to cumulate his votes, all shareholders may cumulate their votes in the election for directors; i.e., give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, are the winners.

        Transfer Agent. The transfer agent and registrar for the Common Stock is Interwest Transfer Co., Salt Lake City, Utah.


                                  LEGAL MATTERS

        The validity of the securities offered will be passed on for the Company by Higham, McConnell & Dunning LLP, Laguna Niguel, California. Higham, McConnell and Dunning LLP owns 757,714 shares of Common Stock and warrants to acquire 150,000 shares of Common Stock.


                                     EXPERTS

        The Consolidated Financial Statements of the Company for the years ended March 31, 1997 and March 31, 1996, respectively, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and included herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

        Registration Fee                                              $   920
        Blue Sky Fees and Expenses                                    $ 1,000
        Legal Fees and Expenses                                       $ 8,000
        Accounting Fees and Expenses                                  $ 2,500
        Miscellaneous Expenses                                        $ 2,000

                 Total                                                $14,420
                                                                      =======

Item 15. Indemnification of Directors and Officers.

        Article TENTH of the Certificate of Incorporation of the Company provides:

        "TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice."

        The Company's Bylaws provide that an officer, director, employee or agent of the Company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The Company has directors and officers liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of the Company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

        If Delaware law and California law are in conflict with regard to the Company's power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.

Item 16. Exhibits.

        The exhibits are listed in the Exhibit Index commencing at page II-4 hereof.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on February 20, 1998.

                                       NORRIS COMMUNICATIONS, INC.


                                   By: /s/ Elwood G. Norris
                                       -------------------------------------
                                       ELWOOD G. NORRIS,
                                       CHAIRMAN OF THE BOARD


                                POWER OF ATTORNEY


        Each person whose signature to this Registration Statement appears below hereby appoints Elwood G. Norris, Alfred H. Falk and Robert Putnam, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Name                                            Position                                    Date
          ----                                            --------                                    ----


/s/ Elwood G. Norris                         Chairman of the Board, President,                  February 20, 1998
---------------------------------            Chief Executive Officer and Director
Elwood G. Norris



/s/ Alfred H. Falk                           President and Director                             February 20, 1998
---------------------------------
Alfred H. Falk



/s/ Renee Warden                             Controller                                         February 20, 1998
---------------------------------            (principal financial and
Renee Warden                                 accounting officer)


/s/ Robert Putnam                            Vice President and Director                        February 20, 1998
---------------------------------
Robert Putnam

                                  EXHIBIT INDEX


EXHIBIT                   SEQUENTIAL DESCRIPTION
NUMBER

2.1 Share Exchange Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.1.1 Amendment of Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.2 Plan and Agreement of Reorganization among the Company, American Surface Mounted Devices, Inc. and ASMD, Inc.,dated August 11, 1989 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.3 Plan and Agreement of Reorganization among the Company, Sage Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.4 Plan and Agreement of Reorganization among the Company, C.A.D. Co. Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as an Exhibit to the Company's Registration Statement on Form 10, as amended.

2.5 Plan and Agreement of Reorganization between American Surface Mounted Devices, Inc. and Comp General Corporation, Inc., dated March 31 1995 and filed previously as an Exhibit to Registration Statement No. 33-92978.

2.6 Plan of Reorganization and Agreement of Merger, dated July , 1996 and filed as Exhibit A to the Company's July 3, 1996 Proxy Statement.

3.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

3.2 Bylaws of Norris Communications, Inc., filed as Exhibit C to the Company's July 3, 1996 Proxy Statement.

4.1 Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996),filed as Exhibit B to the Company's July 3, 1996 Proxy Statement.

4.2 Bylaws of Norris Communications, Inc., filed as Exhibit C to the Company's July 3, 1996 Proxy Statement.

4.3 Form of Warrant Agreement dated June 7, 1996 for an aggregate of $3,805,900 issued to a total of twelve investors and filed as an Exhibit to the Company's Current Report on Form 8-K dated April 5, 1996.

4.3.1 Form of Amendment No. 1 to Common Stock Warrant between the Company and three Warrant Holders holding an aggregate of $1,154,409 face value of warrants granted in July and August 1996 (Each Amendment is identical except for the dates and the name of the Warrant Holder), filed as
         Exhibit 4.11.1 to the Company's Form 8-K, dated September 10, 1997.

4.4 Warrant Agreement for 401,924 shares of Common Stock between the Company and Klein Investment Group, L.P. (formerly known as Iacocca Capital Partners, L.P.) dated August 7, 1997 and filed previously as an Exhibit to the Company's Current Report on Form 8-K dated August 29, 1996.

4.4.1 First Amendment to Common Stock Warrant, Termination of January 7, 1997 Letter Agreement and Amendment to Consulting Agreement dated September 29, 1997 between the Company and Klein Investment Group, L.P., filed as
         Exhibit 4.12.1 to the Company's Form 10-QSB for the quarter ended September 30, 1997.

4.5 Note Agreement and Form of Note between the Company and nine investors dated August 23, 1997 and filed previously as Exhibit 10.33 to the Company's Annual Report on Form 10-KSB dated March 31, 1997.

5.1      Opinion of Higham, McConnell & Dunning LLP.*

23.1     Consent of Higham, McConnell & Dunning LLP, included in Exhibit 5.1.

23.2     Consent of Ernst & Young.*



----------

 * Each exhibit marked with an asterisk is filed concurrently herewith. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above.